Exhibit 99.1

Oxford Industries, Inc. Press Release

222 Piedmont Avenue, N.E. • Atlanta, Georgia 30308

Contact:	Anne M. Shoemaker
Telephone:	(404) 653-1455
Fax:	(404) 653-1545
E-Mail:	ashoemaker@oxfordinc.com

FOR IMMEDIATE RELEASE
September 1, 2010

Oxford Industries Reports Second Quarter Results

— Earnings of $0.44 per Share Exceed Previously Issued Guidance —

— Raises Estimates for Fiscal 2010 —

ATLANTA, GA — Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2010 second quarter, which ended July 31, 2010.  Consolidated net sales were $186.5 million in the second quarter of fiscal 2010 compared to $192.9 million in the second quarter of fiscal 2009.  Last year’s sales included $13.4 million of sales from businesses the Company has exited.  Diluted net earnings per share were $0.44, exceeding both the Company’s previously issued guidance of $0.30-$0.35 and a loss of $0.01 per share in the second quarter of fiscal 2009.

The Company noted that the second quarter of fiscal 2010 included $1.0 million, or $0.04 per share, of LIFO accounting charges compared to $4.0 million, or $0.17 per share, of LIFO accounting charges in the second quarter of fiscal 2009.  In the second quarter of fiscal 2009, the Company also incurred $1.4 million, or $0.06 per share, of restructuring charges at Ben Sherman and $1.8 million, or $0.07 per share, related to the write off of unamortized deferred financing costs associated with the retirement of its senior unsecured notes in June 2009.

J. Hicks Lanier, Chairman and Chief Executive Officer, commented, “We were pleased that demand for our Tommy Bahama product remained strong in the second quarter.  Both comparable store sales and e-commerce sales delivered healthy increases over the prior year and our wholesale order bookings for the second half of fiscal 2010 are strong.  Our efforts to refocus the Ben Sherman business continue to pay off as we saw a significant improvement in its operating performance.  Our heritage groups, Lanier Clothes and Oxford Apparel, both posted gratifying results once again.  We’re pleased that this translated into earnings per share of $0.44 in the quarter.”

Mr. Lanier concluded, “We will continue to focus on the efficiency of our operations and on carefully selected sales growth opportunities.  We are also committed to maintaining a strong balance sheet and preserving the full range of our strategic alternatives as we position our business to capture additional value for our shareholders.”

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Operating Results

Tommy Bahama reported net sales of $99.3 million for the second quarter of fiscal 2010 compared to $94.4 million in the second quarter of fiscal 2009.  The increase in net sales for Tommy Bahama was primarily due to increases in comparable store sales and higher e-commerce sales.  Tommy Bahama’s operating income for the second quarter was $14.2 million compared to $13.4 million in the second quarter of fiscal 2009.  The increase in operating income was primarily due to the increased net sales, improved gross margins due to a greater proportion of direct to consumer sales as a percentage of total Tommy Bahama sales and higher royalty income.  These increases were partially offset by increased SG&A.  At the end of the second quarter, Tommy Bahama operated 86 retail stores compared to 84 on August 1, 2009.

Ben Sherman reported net sales of $18.3 million for the second quarter of fiscal 2010 compared to $23.6 million in the second quarter of fiscal 2009.  For the quarter, Ben Sherman benefited from an increase in comparable store sales in its retail business and increases in wholesale sales of its men’s sportswear business.  These increases were offset by a $5.4 million reduction in sales in kids’, footwear and women’s, all of which Ben Sherman decided to exit last year.  Kids’ and footwear were subsequently licensed to third parties.  Reported sales at Ben Sherman reflect a 6.3% decrease in the average exchange rate of the British pound sterling versus the United States dollar, which had a $1.2 million negative impact.

Ben Sherman reported an operating loss of $0.6 million in the second quarter of fiscal 2010 compared to an operating loss of $6.3 million in the second quarter of fiscal 2009.  The dramatic increase in operating performance for Ben Sherman was due to improved gross margins, reduced SG&A and higher royalty income.  The second quarter of fiscal 2009 also included $1.4 million of restructuring charges related to Ben Sherman’s exit from and subsequent licensing of its footwear and kids’ businesses and other streamlining initiatives.

Net sales for Lanier Clothes were $22.7 million in the second quarter of fiscal 2010 compared to $25.2 million in the second quarter of fiscal 2009.  Most of the decline was attributable to underperforming businesses that the Company has exited.  Operating income in the second quarter of fiscal 2010 was $2.8 million compared to an operating income of $2.7 million in the second quarter of fiscal 2009.  Gross margins improved due to branded sales representing a greater proportion of Lanier Clothes’ sales in the second quarter of fiscal 2010 and close-out sales associated with exited businesses included in the prior year.

Oxford Apparel reported net sales of $45.6 million for the second quarter of fiscal 2010 compared to $49.5 million in the second quarter of fiscal 2009.  Last year’s sales included $6.2 million of sales from businesses Oxford Apparel has exited.  Operating income for Oxford Apparel was $3.4 million for the second quarter of fiscal 2010 compared to $4.1 million in the second quarter of fiscal 2009.  The decrease in operating income was primarily due to decreased sales and increased SG&A, which were partially offset by higher gross margins.

Corporate and Other reported an operating loss of $4.4 million for the second quarter of fiscal 2010 compared to an operating loss of $7.6 million in the second quarter of fiscal 2009.  The decrease in the operating loss was primarily due to LIFO accounting charges of $1.0 million in the second quarter of fiscal 2010 compared to $4.0 million in the second quarter of fiscal 2009.

Consolidated gross margins for the second quarter of fiscal 2010 were 47.1% compared to 40.1% in the second quarter of fiscal 2009.  Gross margins improved as a result of changes in product mix in each operating group and the increase in Tommy Bahama sales, both in total and as a proportion of

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consolidated net sales.  Gross profit included LIFO accounting charges of $1.0 million in the second quarter of fiscal 2010 and $4.0 million in the second quarter of fiscal 2009.  The Company anticipates that consolidated gross margins in fiscal 2010 will continue to increase compared to the prior year as its consolidated sales mix is more heavily weighted towards Tommy Bahama.

SG&A for the second quarter of fiscal 2010 was $76.2 million, or 40.9% of net sales, compared to $73.6 million, or 38.2% of net sales, in the second quarter of fiscal 2009.  The increase in SG&A was primarily due to costs associated with the resumption of the Company’s incentive compensation program, which is tied to the Company’s financial performance.  The second quarter of fiscal 2009 also included $1.4 million of restructuring charges at Ben Sherman as mentioned above.

Royalties and other operating income for the second quarter of fiscal 2010 were $4.0 million compared to $2.9 million in the second quarter of fiscal 2009.  The increase in royalties and other operating income was primarily due to increased royalty income in both Tommy Bahama and Ben Sherman as sales reported by certain licensees increased and new licensees were added.

Interest expense for the second quarter of fiscal 2010 was $5.1 million compared to $6.2 million in the second quarter of fiscal 2009.  The decrease in interest expense was primarily due to the $1.8 million write off of unamortized deferred financing costs associated with the retirement of the Company’s 8 7/8% senior unsecured notes in June 2009 and a lower level of borrowing during the second quarter of fiscal 2010, partially offset by the higher interest rate associated with the 11 3/8% senior secured notes issued in June 2009.

For the first half of fiscal 2010, consolidated net sales were $404.3 million compared to $409.6 million in the first half of fiscal 2009.  Last year’s sales included $26.4 million of sales from businesses the Company has exited.  Diluted net earnings per share were $1.19 compared to $0.40 in the first half of fiscal 2009.

The Company noted that the first half of fiscal 2010 included $1.6 million, or $0.07 per share, of LIFO accounting charges compared to $5.5 million, or $0.23 per share, of LIFO accounting charges in the first half of fiscal 2009.  In the first half of fiscal 2009, the Company also incurred $1.4 million, or $0.06 per share, of restructuring charges at Ben Sherman and $1.8 million, or $0.07 per share, related to the write off of unamortized deferred financing costs associated with the retirement of its senior unsecured notes in June 2009.

Balance Sheet and Liquidity

Total inventories at the close of the second quarter of fiscal 2010 were $76.3 million, down 12% from the close of the second quarter of fiscal 2009.  Inventory levels at Ben Sherman decreased significantly primarily as a result of the exit from and subsequent licensing of the footwear and kids’ businesses and the exit from the Ben Sherman women’s operations.  Receivables totaled $74.6 million at quarter end, down 5% from the end of last year’s second quarter.  The decrease was attributable to lower wholesale sales.

As of July 31, 2010, the Company had no borrowings outstanding under its U.S. revolving credit facility and $28.2 million of cash.  The Company’s capital expenditures for fiscal 2010, including $3.4 million incurred during the first half of fiscal 2010, are expected to be approximately $13 million.  These expenditures will consist primarily of additional retail stores and the costs associated with investment in certain technology initiatives.

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Fiscal 2010 Guidance

While the Company is mindful of macroeconomic issues, it has increased its full year outlook for sales and EPS due to the continued positive momentum in its own business.  For fiscal 2010, it expects diluted earnings per share in a range of $1.82 to $1.92 and net sales of $800 to $815 million.  This compares to the Company’s prior guidance of $1.70 to $1.80 in diluted earnings per share and net sales of $790 to $805 million.

For the third quarter, ending on October 30, 2010, the Company anticipates sales in a range from $195 to $205 million and diluted earnings per share of $0.25 to $0.30.

Dividend

The Company also announced that its Board of Directors has approved a cash dividend of $0.11 per share payable on October 29, 2010 to shareholders of record as of the close of business on October 15, 2010.  The Company has paid dividends every quarter since it became publicly owned in 1960.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. EDT today.  A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com.  Please visit the website at least 15 minutes before the call to register for the teleconference web cast and download any necessary software.  A replay of the call will be available through September 19, 2010.  To access the telephone replay, participants should dial (719) 457-0820.  The access code for the replay is 7460955.  A replay of the web cast will also be available following the teleconference on the Company’s website at www.oxfordinc.com.

About Oxford

Oxford Industries, Inc. is an international apparel design, sourcing and marketing company featuring a diverse portfolio of owned and licensed brands and a collection of private label apparel businesses.  Oxford’s brands include Tommy Bahama®, Ben Sherman®, Ely®, Oxford Golf®, Arnold Brant® and Billy London®.  The Company also holds exclusive licenses to produce and sell certain product categories under the Kenneth Cole®, Geoffrey Beene® and Dockers® labels.  Oxford’s wholesale customers are found in every major channel of distribution, including national chains, specialty catalogs, mass merchants, department stores, specialty stores and Internet retailers.  The Company operates retail stores, restaurants and Internet websites for some of its brands.  The Company also has license arrangements with select third parties to produce and sell certain product categories under its Tommy Bahama and/or Ben Sherman brands.  Oxford’s stock has traded on the New York Stock Exchange since 1964 under the symbol OXM.  For more information, please visit Oxford’s website at www.oxfordinc.com.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This press release may include statements that are forward-looking statements within the meaning of the federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward-looking statements include, among others, assumptions regarding the impact

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of economic conditions on consumer demand and spending, demand for our products, timing and cost of shipments requested by our wholesale customers, expected pricing levels, competitive conditions, the timing and cost of planned capital expenditures, costs of products and raw materials we purchase, access to capital and/or credit markets, costs of labor, expected outcomes of pending or potential litigation and regulatory actions and disciplined execution by key management. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended January 30, 2010 under the heading “Risk Factors” and those described from time to time in our future reports filed with the SEC.

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OXFORD INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share amounts)

	Second Quarter Fiscal 2010	Second Quarter Fiscal 2009	First Half Fiscal 2010	First Half Fiscal 2009
Net sales	$186,531	$192,887	$404,281	$409,618
Cost of goods sold	98,701	115,514	214,869	242,311
Gross profit	87,830	77,373	189,412	167,307
SG&A	76,246	73,637	159,998	152,320
Amortization of intangible assets	249	315	499	623
	76,495	73,952	160,497	152,943
Royalties and other operating income	4,031	2,916	7,872	5,385
Operating income	15,366	6,337	36,787	19,749
Interest expense, net	5,143	6,245	10,152	10,810
Earnings before income taxes	10,223	92	26,635	8,939
Income taxes	3,004	272	6,919	2,508
Net earnings (loss)	$7,219	$(180)	$19,716	$6,431

Net earnings (loss) per common share:
Basic	$0.44	$(0.01)	$1.19	$0.40
Diluted	$0.44	$(0.01)	$1.19	$0.40
Weighted average common shares outstanding:
Basic	16,540	16,288	16,515	16,083
Dilution	12	—	12	—
Diluted	16,552	16,288	16,527	16,083

Dividends declared per common share	$0.11	$0.09	$0.22	$0.18

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OXFORD INDUSTRIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except par amounts)

	July 31, 2010	January 30, 2010	August 1, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$28,171	$8,288	$5,461
Receivables, net	74,611	74,398	78,467
Inventories, net	76,330	77,029	86,828
Prepaid expenses, net	15,484	10,713	13,312
Deferred tax assets	15,384	13,875	10,208
Total current assets	209,980	184,303	194,276
Property, plant and equipment, net	73,919	79,540	86,365
Intangible assets, net	136,233	137,490	138,880
Other non-current assets, net	22,623	23,841	22,932
Total Assets	$442,755	$425,174	$442,453
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable and other accrued expenses	$79,105	$81,831	$75,827
Accrued compensation	18,844	11,514	11,132
Income taxes payable	—	2,517	—
Short-term debt and current maturities of long-term debt	1,195	—	20,417
Total current liabilities	99,144	95,862	107,376
Long-term debt, less current maturities	146,736	146,408	160,357
Other non-current liabilities	46,965	50,066	46,804
Non-current deferred income taxes	28,143	28,421	30,013
Commitments and contingencies
Shareholders’ Equity:
Common stock, $1.00 par value per common share	16,561	16,461	16,520
Additional paid-in capital	94,442	91,840	89,253
Retained earnings	35,437	19,356	14,136
Accumulated other comprehensive loss	(24,673)	(23,240)	(22,006)
Total shareholders’ equity	121,767	104,417	97,903
Total Liabilities and Shareholders’ Equity	$442,755	$425,174	$442,453

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OXFORD INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	First Half Fiscal 2010	First Half Fiscal 2009
Cash Flows From Operating Activities:
Net earnings	$19,716	$6,431
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	8,754	9,259
Amortization of intangible assets	499	623
Amortization/write-off of deferred financing costs and bond discount	977	2,392
Stock compensation expense	2,767	1,637
(Gain) loss on sale of property, plant and equipment	(3)	42
Deferred income taxes	(1,587)	(3,043)
Changes in working capital:
Receivables	(630)	2,574
Inventories	357	35,396
Prepaid expenses	(4,824)	(2,255)
Current liabilities	2,018	(17,601)
Other non-current assets	570	157
Other non-current liabilities	(3,078)	(506)
Net cash provided by operating activities	25,536	35,106
Cash Flows From Investing Activities:
Purchases of property, plant and equipment	(3,370)	(5,840)
Proceeds from sale of property, plant and equipment	78	—
Net cash used in investing activities	(3,292)	(5,840)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(33,925)	(138,135)
Proceeds from revolving credit arrangements	35,097	138,859
Repurchase of 8 7/8% Senior Unsecured Notes	—	(166,805)
Proceeds from the issuance of 11 3/8% Senior Secured Notes	—	146,029
Deferred financing costs paid	—	(4,878)
Proceeds from issuance of common stock	230	193
Dividends on common stock	(3,638)	(2,919)
Net cash used in financing activities	(2,236)	(27,656)
Net change in cash and cash equivalents	20,008	1,610
Effect of foreign currency translation on cash and cash equivalents	(125)	561
Cash and cash equivalents at the beginning of year	8,288	3,290
Cash and cash equivalents at the end of period	$28,171	$5,461

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OXFORD INDUSTRIES, INC.

OPERATING GROUP INFORMATION

(UNAUDITED)

(in thousands)

	Second Quarter Fiscal 2010	Second Quarter Fiscal 2009	First Half Fiscal 2010	First Half Fiscal 2009
Net Sales
Tommy Bahama	$99,349	$94,439	$208,454	$192,859
Ben Sherman	18,346	23,627	40,500	47,846
Lanier Clothes	22,736	25,204	53,164	56,711
Oxford Apparel	45,551	49,464	101,893	112,668
Corporate and Other	549	153	270	(466)
Total Net Sales	$186,531	$192,887	$404,281	$409,618

Operating Income (loss)
Tommy Bahama	$14,172	$13,379	$32,033	$25,629
Ben Sherman	(598)	(6,308)	(76)	(8,284)
Lanier Clothes	2,809	2,701	7,168	5,438
Oxford Apparel	3,358	4,129	9,329	9,322
Corporate and Other	(4,375)	(7,564)	(11,667)	(12,356)
Total Operating Income (loss)	$15,366	$6,337	$36,787	$19,749
Interest Expense, net	5,143	6,245	10,152	10,810
Earnings Before Income Taxes	$10,223	$92	$26,635	$8,939